Exhibit 99.1

Cannabics Pharmaceuticals Changes Name to CNBX Pharmaceuticals

TEL AVIV, Israel and BETHESDA, MD., March 28, 2022 /PRNewswire/ -- Cannabics Pharmaceuticals Inc. (OTCQB: CNBX), a global leader in the development of cancer related cannabinoid-based medicine, announced today that it has changed its corporate name to “CNBX Pharmaceuticals Inc.”

The Company's new brand identity reflects the significant transformation that has already taken place across the Company’s platform, as well as the team's forward-looking approach to molecule-based drug development for the treatment of colorectal cancer, and in preparation of a Phase I/II (a) clinical validation study for its proprietary RCC-33 drug candidate.

The Company is in the process of developing a new corporate website and updated social media accounts reflecting the new corporate company name. The new website, www.cnbxpharma.com, and the updated social media accounts, are expected to go live by April 1st, 2022.

The Company’s stock will continue trading under the ticker OTCQB: CNBX. The corporate name change to CNBX Pharmaceuticals Inc. does not affect the rights of the company’s stockholders and no action is required by stockholders with respect to the name change.  Outstanding stock certificates are not affected by the name change and will not need to be exchanged.

About CNBX Pharmaceuticals:

CNBX Pharmaceuticals Inc. is a U.S. public company and a global leader in the development of cancer related cannabinoid-based medicine. The Company's R&D is based in Israel, where it is licensed by the Ministry of Health to conduct scientific and clinical research on cannabinoid formulations and cancer. For more information, please visit www.cannabics.com. For the latest updates on CNBX Pharmaceuticals follow the Company on Twitter @Cannabics, Facebook @CannabicsPharmaceuticals, LinkedIn, and on Instagram @Cannabics_Pharmaceuticals.

Forward-Looking Statements

Certain statements contained in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other U.S. Federal securities laws. Such statements include but are not limited to statements identified by words such as "believes," "expects," "anticipates," "estimates," "intends," "plans," "targets," "projects" and similar expressions. The statements in this release are based upon the current beliefs and expectations of our Company's management and are subject to significant risks and uncertainties. Actual results may differ from those outlined in the forward-looking statements. Numerous factors could cause or contribute to such differences, including, but not limited to, results of clinical trials and other studies, the challenges inherent in new product development initiatives, the effect of any competitive products, our ability to license and protect our intellectual property, our ability to raise additional capital in the future that is necessary to maintain our business, changes in government policy and regulation, potential litigation by or against us, any governmental review of our products or practices, as well as other risks discussed from time to time in our filings with the Securities and Exchange Commission. We undertake no duty to update any forward-looking statement or any information contained in this press release or other public disclosures at any time. Finally, the investing public is reminded that the only announcements or information about CNBX Pharmaceuticals Inc., which are condoned by the Company, must emanate from the Company itself and bear our name as its source.

For more information about Cannabics:

CNBX Pharmaceuticals Inc.
+1 (877) 424-2429
info@cnbxpharma.com
https://www.cnbxpharma.com